Exhibit 23.5

CONSENT OF QUALIFIED PERSON

I, Guillermo Dante Ramírez-Rodríguez of Tetra Tech, Inc., in connection with the Registration Statement on Form S-1 (and any amendments, supplements and/or exhibits thereto, the “Registration Statement”) of Gatos Silver, Inc. (the “Company”), consent to:

•	the public filing and/or incorporation by reference by the Company and use of the technical report titled “Los Gatos Project, Chihuahua, Mexico” (the “Technical Report”), with an effective date of July 1, 2020 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission and National Instrument 43-101 – Standards of Disclosure for Mineral Project, as an exhibit to and referenced in the Registration Statement;

•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and any such Technical Report; and

•	any extracts from or a summary of the Technical Report in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statement.

I am responsible for authoring, and this consent pertains to, the Sections 16, 19, and 22 of the Technical Report as well as portions of Sections 1, 2, 15, 21, 25, 26, and 27 of the Technical Report.

Dated: July 12, 2021

By:	/s/ Guillermo Dante Ramírez-Rodríguez
	Name:	Guillermo Dante Ramírez-Rodríguez
	Title:	Principal Mining Engineer